Exhibit 99.1

Silk Road Medical Reports Fourth Quarter and Full Year 2023 Financial Results and

Provides 2024 Financial Outlook

SUNNYVALE, Calif., Feb. 28, 2024 (GLOBE NEWSWIRE) -- Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the three months and full year ended December 31, 2023.

“With the right team in place, broad reimbursement, and extensive evidence in support of TCAR, we are laser focused on deepening adoption in physicians who perform TCAR,” said Chas McKhann, CEO of Silk Road Medical. “My experience thus far at Silk Road has only served to further validate the vast opportunity that we see for TCAR to benefit many more patients with carotid artery disease, and I’m excited by the underlying progress we are already making towards that end.”

Recent Business Highlights

•	Completed more than 25,000 TCAR procedures in 2023, bringing the cumulative total to over 85,000
•	Received expanded coverage for TCAR under a revised national coverage decision issued by CMS, further expanding access to TCAR and reducing administrative barriers
•	Initiated the limited market release of new tapered configurations for the Company’s ENROUTE Transcarotid Stent System
•

Executed distribution agreements with Medico’s Hirata in Japan and Genesis MedTech Group in China following clearance for the Company’s ENROUTE Stent and ENROUTE Neuroprotection System in both countries

Fourth Quarter 2023 Financial Results
Revenue for the fourth quarter of 2023 was $47.3 million, an increase of $7.2 million or 18%, as compared to the fourth quarter of 2022. Growth was driven primarily by increased TCAR adoption.

Gross profit for the fourth quarter of 2023 was $34.8 million compared to $29.1 million for the fourth quarter of 2022. Gross margin for the fourth quarter of 2023 increased to 74% compared to 73% for the fourth quarter of 2022, primarily due to an increase in production volumes.

Operating expenses were $49.2 million for the fourth quarter of 2023 compared to $41.7 million in the fourth quarter of 2022, which represents an increase of 18%. The increase was primarily driven by increased headcount.

Net loss was $13.0 million for the fourth quarter of 2023, or a loss of $0.33 per share, as compared to a loss of $12.6 million, or $0.34 per share, for the fourth quarter of 2022.

Adjusted EBITDA was a loss of $4.1 million for the fourth quarter of 2023 compared to a loss of $4.4 million for the fourth quarter of 2022.

For additional information regarding non-GAAP financial measures, see “Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Loss to Adjusted EBITDA” below.

Full Year 2023 Financial Results
Revenue for the full year 2023 was $177.1 million, an increase of $38.5 million or 28%, as compared to 2022. The increase was driven primarily by increased TCAR adoption.

Gross profit for the full year 2023 was $127.1 million compared to $100.8 million for 2022. Gross margin for the full year 2023 decreased to 72% compared to 73% in 2022. The decrease in gross margin was driven primarily by unfavorable production variances.

Operating expenses were $186.4 million for the full year 2023, compared to $152.8 million for 2022, which represents an increase of 22%. The increase was primarily driven by increased headcount.

Net loss was $55.7 million in the full year 2023, or a loss of $1.44 per share, as compared to a loss of $55.0 million, or $1.54 per share, for 2022.

Adjusted EBITDA was a loss of $17.7 million for the full year 2023, compared to a loss of $25.1 million for 2022.

Cash, cash equivalents and investments were $190.9 million as of December 31, 2023.

2024 Financial Guidance
Silk Road Medical projects revenue for the full year 2024 to range from $194 million to $198 million.

Conference Call
Silk Road Medical will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Wednesday, February 28, 2024, to discuss its fourth quarter and full year 2023 financial results. Those interested in listening to the conference call should register online using this link. Participants are encouraged to register more than 15 minutes before the start of the call. A live and replay version of the webcast will be available at https://investors.silkroadmed.com and will remain available for at least 12 months.

About Silk Road Medical

Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California and Plymouth, Minnesota, that is focused on reducing the risk of stroke and its devastating impact. The Company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements
Statements contained in this press release that relate to future, not past, events are forward-looking statements under the Private Securities Litigation Reform Act of 1995, including Silk Road Medical’s financial guidance and statements related to the future opportunity of its business. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “expect,” “should,” “project,” “anticipate,” “intend,” “will,” “can,” “may,” “believe,” “could,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Risks and uncertainties may cause Silk Road Medical’s actual results to be materially different than those expressed in or implied by Silk Road Medical’s forward-looking statements. For Silk Road Medical, such risks and uncertainties include, among others, future operating results and financial performance; the Company’s success in retaining and recruiting key personnel; the ability to continue to grow the business and expand the use of TCAR; the ability to obtain an adequate supply of materials and components from its third-party suppliers; product development plans and the ability to commercialize new products in a timely manner; the success of current clinical trials; plans to conduct further clinical trials; the ability to obtain additional indications or new regulatory approvals or clearances for its products; market acceptance and use of its products by physicians; the ability to grow and leverage its commercialization infrastructure; the effect of increased competition; the effect of economic conditions and COVID-19 or similar pandemics on its business; government and third-party payer coverage and reimbursement and the ability to obtain and maintain intellectual property protection for its products. More detailed information on these and other factors that could affect Silk Road Medical’s actual results are described in its filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission today, February 28, 2024. Silk Road Medical undertakes no obligation to update its forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement its financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses adjusted EBITDA, which is a non-GAAP financial measure, in this press release. A reconciliation of non-GAAP adjusted EBITDA to GAAP net loss, which is the most directly comparable GAAP financial measure, is provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliation.  Non-GAAP adjusted EBITDA is calculated by adding back to net loss or excluding, as appropriate, interest income and expense, provision for income taxes, and charges for depreciation and amortization and is further adjusted by adding back in or excluding, as appropriate, other income and expense and stock-based compensation.  The Company believes the presentation of adjusted EBITDA provides useful information to investors as it provides visibility to the Company’s underlying continuing operating performance from period to period by excluding the impact of certain items that are non-cash or non-recurring in nature or not related to the Company’s core business operations. Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in the same industry. Management uses adjusted EBITDA internally for evaluation of the performance of the Company’s business, including the allocation of resources.

The Company’s definition of adjusted EBITDA may differ from similarly titled measures used by others. Adjusted EBITDA should be considered only as a supplement to, and not as a substitute for, or superior to, net income or loss prepared in accordance with GAAP. Because adjusted EBITDA excludes the effect of items that increase or decrease the Company’s reported results of operations, management strongly encourages investors to review, when they become available, the Company’s financial statements and publicly filed SEC reports in their entirety.

Investor Contact:

Marissa Bych

Gilmartin Group

investors@silkroadmed.com

Media:

Michael Fanucchi

Silk Road Medical

mfanucchi@silkroadmed.com

SILK ROAD MEDICAL, INC.

Statements of Operations Data

(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$47,270	$40,070	$177,134	$138,638
Cost of goods sold	12,468	10,979	50,048	37,876
Gross profit	34,802	29,091	127,086	100,762
Operating expenses:
Research and development	10,064	9,200	41,324	36,449
Selling, general and administrative	39,110	32,521	145,033	116,317
Total operating expenses	49,174	41,721	186,357	152,766
Loss from operations	(14,372)	(12,630)	(59,271)	(52,004)
Interest income	2,618	1,776	9,957	2,527
Interest expense	(1,734)	(1,732)	(6,871)	(5,098)
Loss on debt extinguishment	—	—	—	(245)
Other income (expense), net	477	(28)	442	(190)

Net loss	(13,011)	(12,614)	(55,743)	(55,010)

Other comprehensive income (loss):
Unrealized gain (loss) on investments, net	356	25	238	(166)
Other comprehensive income (loss)	356	25	238	(166)

Comprehensive loss	$(12,655)	$(12,589)	$(55,505)	$(55,176)

Net loss per share, basic and diluted	$(0.33)	$(0.34)	$(1.44)	$(1.54)

Weighted average common shares used to compute net loss per share, basic and diluted	39,048,656	37,609,019	38,804,343	35,775,672

SILK ROAD MEDICAL, INC.

Balance Sheets Data

(Unaudited, in thousands)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$20,210	$55,358
Short-term investments	161,264	158,316
Accounts receivable, net	23,573	18,007
Inventories	29,876	19,293
Prepaid expenses and other current assets	5,912	3,924
Total current assets	240,835	254,898
Long-term investments	9,456	—
Property and equipment, net	8,114	9,372
Restricted cash	—	155
Other non-current assets	6,904	5,260
Total assets	$265,309	$269,685
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,676	$2,523
Accrued liabilities	24,607	21,965
Total current liabilities	30,283	24,488
Long-term debt	75,626	74,596
Other liabilities	8,249	6,726
Total liabilities	114,158	105,810

Stockholders' equity:
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	39	38
Additional paid-in capital	550,495	507,715
Accumulated other comprehensive income (loss)	72	(166)
Accumulated deficit	(399,455)	(343,712)
Total stockholders' equity	151,151	163,875
Total liabilities and stockholders' equity	$265,309	$269,685

SILK ROAD MEDICAL, INC.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
GAAP Net Loss	$(13,011)	$(12,614)	$(55,743)	$(55,010)
Non-GAAP Adjustments:
Interest (income) expense, net	(884)	(44)	(3,086)	2,571
Depreciation and amortization	656	661	2,696	2,127
Other (income) expense, net	(477)	28	(442)	190
Stock-based compensation expense	9,609	7,546	38,893	25,023
Adjusted EBITDA	$(4,107)	$(4,423)	$(17,682)	$(25,099)